Company Contact: Mr. Jing Xie Chief Financial Officer Universal Travel Group Phone: +86-755-8366-8489 Email: 06@cnutg.cnus.cnutg.com
Investor Relations Contact:
Mr. Crocker Coulson, President
CCG Investor Relations
Phone: +1-646-213-1915 (NY office) or
Mr. Gary Chin, Phone: +1-646-213-1909
 E-mail: crocker.coulson@ccgir.com
www.ccgirasiacom

FOR IMMEDIATE RELEASE

Universal Travel Group Discusses Changes to Domestic Airfare Discount Rates and their Impact on Travel Agencies in the PRC

SHENZHEN, China, April 22, 2009 – Universal Travel Group (OTC BB: UTVL.OB) (“Universal Travel Group” or the “Company”), a growing travel services provider in the People’s Republic of China (“PRC”) specializing in online and customer representative services to the travel service industry, today announced it expects to benefit from recent changes in domestic airfare discount rates offered by domestic airlines.

Discount rates are the percentage of reduction of full, face value fares offered by domestic airlines to travel agents in the PRC. According to a news report by the Xinhua News Agency on April 19, 2009, the government recently instituted a new airfare pricing system designed to partially roll back some of the deep discounting that has battered airline industry earnings. Under the new mechanism, the component of the base ticket price that airlines can discount has changed. In the past, the benchmark price ordered by the government and the floating component of the ticket price determined by the airlines were subject to discounting. Now airlines can only discount the benchmark portion of the ticket price.  As a result, an economy ticket sold by Xiamen Airlines, for instance, now will be priced at 8 per cent off, compared with a 10 per cent discount previously, while a ticket formerly discounted by 15 per cent now will be sold at 12 per cent off, the agency reported.

The moderate increase in ticket prices after the change in the discount rates should help to reduce ticket price volatility since the smaller discount rate cuts are expected to encourage travelers to purchase tickets in a more timely manner.  This stability in airfares should help travel agencies and online reservation platforms, such as Universal Travel Group, generate more stable revenue, higher profit margins, and more frequent booking online and through its TRIPEASY Kiosks.  The lower discount rate cuts should also provide a floor on discounts rates to 30% off the face value of ticket prices, helping to prevent price wars amongst the airlines.

“This is great news to Universal Travel Group as well as the overall travel and leisure industry,” said Ms. Jiangping Jiang, Chairwoman and CEO of Universal Travel Group, “The smaller discount rate cuts should promote healthy competition and reduce revenue fluctuation for the Company.  This is a step in the right direction and we are confident about the positive impact this change will bring to the growth of our industry.”

Company Contact:
Mr. David Liu
VP of Finance and Investor Relations
Universal Travel Group
Address: 1230 Avenue of the Americas, 7th Floor
New York, NY 10020
Phone: +1-646-756-2666
Fax: +1-646-756-2999
Email: liudy@cnutg.com

About Universal Travel Group Inc.

Universal Travel Group, a growing travel services provider in the People’s Republic of China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout the PRC via the internet and through customer representatives. Under the theme “Wings towards a more colorful life,” the company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. In 2007, Universal Travel Group completed the acquisitions of Speedy Dragon, specializing in air cargo transportation; Xi’an Golden Net, specializing in travel packaged tours; Shanghai LanBao, specializing in hotel reservation and Foshan Overseas International, a PRC-based company that handles domestic and international travel inquiries. Universal Travel's goal is to become the PRC’s leading travel services provider in all fields of the tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information about the company, please visit www.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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